U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                     SEC File Number ___________
                                                      CUSIP Number _____________

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form 10-D
[ ] Form N-SAR

For Period Ended: August 31, 2014

      [  ] Transition Report on Form 10-K

      [  ] Transition Report on Form 10-Q

      For the Transition Period Ended: ________________________________

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    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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Part I - Registrant Information
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Full Name of Registrant:  NAPRODIS, INC.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

    13250 Greg St., Suite F

City, State and Zip Code

    Poway, CA 92064

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Part II - Rules 12b-25(b) and (c)
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     If the subject  report could not be filed  without  unreasonable  effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c) The accountant's statement or other exhibit required by Rule
         12b-25(c) has been attached if applicable.

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Part III - Narrative
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     State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K,
10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company did not complete its financial statements for the year ended August 31, 2014 in sufficient time so as to allow the filing of the report by December 1, 2014.

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Part IV - Other Information

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    (1) Name and telephone number of person to contact in regard to this notification

              William T. Hart          (303)                   839-0061
              -----------------        -----               ----------------
                  (Name)             (Area Code)          (Telephone Number)

    (2)  Have all other periodic reports
         required under Section 13 or
         15(d) of the Securities Exchange
         Act of 1934 during the preceding
         l2 months (or for such shorter
         period that the registrant was
         required to file such
         reports) been filed? If answer
         is no, identify report(s).                [X] Yes  [ ] No

    (3)  Is it anticipated that any
         significant change in results
         of operations from the
         corresponding period for
         the last fiscal year will be
         reflected by the earnings
         statements to be included
         in the subject report or
         portion thereof?                          [X] Yes  [ ] No

         Explanation:
         In August 2014 the Company sold
         its nutritional and personal
         care product business.



                                 NAPRODIS, INC.
                         -----------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 25, 2014.                  By /s/ Daniel Allen
                                             ----------------------------
                                             Daniel Allen
                                             Chief Executive Officer



                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).